Exhibit 99.1

Regency Centers Reports Fourth Quarter Results
Same Property NOI Growth of 4.0% and Full-Year Core FFO Per Share Growth of 6.7%

JACKSONVILLE, Fla. (January 30, 2013) - Regency Centers Corporation (“Regency” or the “Company”) announced today financial and operating results for the quarter ended December 31, 2012.

Earnings

Regency reported Core Funds From Operations ("Core FFO") for the fourth quarter of $56.7 million, or $0.63 per diluted share, compared to $56.8 million, or $0.63 per diluted share, for the same period in 2011. For the twelve months ended December 31, 2012 Core FFO was $230.9 million, or $2.56 per diluted share, compared to $213.1 million, or $2.40 per diluted share, for the same period last year.

Regency reported a net loss attributable to common stockholders (“Net Loss”) for the fourth quarter of $37.1 million, or $0.41 per diluted share, compared to net income attributable to common stockholders (“Net Income”) of $8.1 million, or $0.09 per diluted share, for the same period in 2011. The Net Loss for the twelve months ended December 31, 2012 was $6.7 million, or $0.08 per diluted share, compared to Net Income of $31.7 million, or $0.35 per diluted share, for the same period last year. The Net Loss for the fourth quarter and the year ended 2012 includes a $50.0 million impairment recognized for Deer Springs Town Center, a wholly owned Regency shopping center located in Las Vegas, Nevada.

Funds From Operations ("FFO") for the fourth quarter was $58.9 million, or $0.65 per diluted share. For the same period in 2011, the Company reported FFO of $56.5 million, or $0.63 per diluted share. For the twelve months ended December 31, 2012 FFO was $222.1 million, or $2.47 per diluted share, compared to $220.3 million, or $2.48 per diluted share, for the same period last year.

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company's financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income as a measure of liquidity. An additional performance measure used by Regency, Core FFO, represents FFO as defined above, excluding, but not limited to, transaction income or expense, gains or losses from the early extinguishment of debt, development and outparcel gains or losses and other non-core items. The Company provides a reconciliation of FFO to Core FFO.

Operations

For the twelve months ended December 31, 2012, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased at period end, same properties only: 94.5%

•	Percent leased at period end, all properties: 94.4%

•	Increase in same property net operating income ("NOI") over the same period last year, excluding termination fees: 4.0%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 5.5%

•	Leasing transactions, including in-process developments: 1,800 new and renewal lease transactions for a total of 5.1 million square feet

For the three months ended December 31, 2012, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property NOI over the same period last year, excluding termination fees: 3.7%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 3.4%

•	Leasing transactions, including in-process developments: 457 new and renewal lease transactions for a total of 1.1 million square feet

Investments

Property Transactions

During the quarter, Regency sold one wholly owned and two co-investment operating properties at a gross sales price of $76.6 million. Regency's share of the gross sales price was $49.7 million. Also, Regency sold one outparcel at a gross sales price of $3.3 million.

During the quarter, Regency purchased two wholly owned and two co-investment operating properties at a gross purchase price of $192.2 million. Regency's share of the gross purchase price was $148.9 million. At the time of acquisition, two of the properties were encumbered by separate mortgage loans with a combined outstanding principal balance of $61.1 million. Regency's share of the assumed debt was $38.9 million.

Developments and Redevelopments

At December 31, 2012, the Company had four projects in development with estimated net development costs of $187.6 million. During the quarter the Company completed three projects representing $57.0 million in net development costs. Additionally, Regency had one redevelopment project in process with estimated net incremental costs, including its pro-rata share of co-investment partnerships, of $8.5 million.

Capital Markets

On December 31, 2012, Regency drew the remaining $100 million on its unsecured term loan (“Term Loan”). Proceeds were used to reduce the outstanding balance on the Company's $800 million unsecured revolving credit facility. The Term Loan matures on December 15, 2016 and can be prepaid at par any time prior to maturity. There is no remaining capacity on the Term Loan.

Dividend

On January 28, 2013, the Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.4625 per share, payable on February 27, 2013 to shareholders of record on February 13, 2013.

Guidance

The Company has updated certain components of its 2013 earnings and valuation guidance. Some of these changes are summarized below. Please refer to the Company's fourth quarter 2012 supplemental information package for the complete list of updates.

Full Year 2013 Guidance
	Previous Guidance	Updated Guidance
Core FFO/share(a)	$2.45 - $2.53	$2.48 - $2.56
FFO/share(a)	$2.42 - $2.50	$2.45 - $2.53

(a)	Per diluted share

Conference Call

In conjunction with Regency's fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, January 31, 2013 at 10:00 a.m. EST on the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its fourth quarter 2012 supplemental information package that may help investors estimate earnings for 2013. A copy of the Company's fourth quarter 2012 supplemental information will be available on the Company's web site at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company's form 10-K for the year ended December 31, 2012. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to FFO and Core FFO - Actual (in thousands)

For the Periods Ended December 31, 2012 and 2011	Three Months Ended		Year to Date
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$(37,179)	8,138	$(6,664)	31,695
Adjustments to reconcile to Funds from Operations:
Depreciation and amortization - consolidated real estate	26,446	28,186	108,057	113,384
Depreciation and amortization - unconsolidated partnerships	10,646	10,728	43,162	43,750
Consolidated JV partners' share of depreciation	(208)	(180)	(755)	(739)
Provision for impairment	51,671	8,335	75,326	19,614
Amortization of leasing commissions and intangibles	4,238	4,103	16,055	16,427
(Gain) loss on sale of operating properties, net of tax	3,342	(2,679)	(13,187)	(4,916)
(Income) loss from deferred compensation plan, net	—	(121)	—	1,000
Noncontrolling interest of exchangeable partnership units	(10)	26	106	103

Funds From Operations	58,946	56,536	222,100	220,318

Dilutive effect of share-based awards	(121)	(154)	(501)	(596)
Funds from Operations for calculating Diluted FFO per Share	$58,825	56,382	$221,599	219,722

Funds From Operations	$58,946	56,536	$222,100	220,318
Adjustments to reconcile to Core Funds from Operations:
Development and outparcel gain, net of dead deal costs and tax	(2,641)	(597)	(3,415)	(1,328)
Provision for impairment	—	849	1,000	849
Provision for hedge ineffectiveness	—	54	20	54
(Gain) loss on early debt extinguishment	382	(5)	1,238	(1,745)
Original preferred stock issuance costs expensed	—	—	10,119	—
Gain on redemption of preferred units	—	—	(1,875)	—
One-time additional preferred dividend payment	—	—	1,750	—
Transaction fees and promotes	—	—	—	(5,000)

Core Funds From Operations	56,687	56,837	230,937	213,148

Dilutive effect of share-based awards	(121)	(154)	(501)	(596)
Core Funds From Operations for calculating Diluted Core FFO per Share	$56,566	56,683	$230,436	212,552

Weighted Average Shares for Diluted FFO per Share	90,307	89,755	89,846	88,604

Reported results are preliminary and not final until the filing of the Company's Form 10-K with the SEC and, therefore, remain subject to adjustment.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At December 31, 2012, the Company owned 348 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 46.3 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.